Exhibit 4.9

THIS LICENCE is made the 2nd day of September 2025

BETWEEN

(I)	PIONEER TIME INVESTMENT LIMITED (RECEIVERS AND MANAGERS APPOINTED), a company incorporated in the British Virgin Islands, whose principal place of business in Hong Kong is situated at 17th Floor, One Island East, Taikoo Place, 18 Westlands Road, Quarry Bay, Hong Kong (hereinafter called the Licensor which expression shall where the context so admits include the person for the time being entitled to the reversion immediately expectant on the term hereby created) of the one part; and

(2)	LUDA TECHNOLOGY GROUP LIMITED, a company incorporated in Cayman Islands, whose principal place of business in Hong Kong is situated at Unit H, 13th Floor, Kaiser Estate Phase 2, 47-53 Man Yue Street, Hunghom, Kowloon, Hong Kong (Business Registration No.73994197) (hereinafter called the Licensee) of the other part.

WHEREAS

(A)	Immediately before this Licence, the Licensor (as landlord) and the Licensee (as tenant) have entered into a tenancy agreement in respect of the Premises for a term of one (1) year and nine (9) months commencing on 28th November 2025 (the Tenancy Agreement) and subject to such other terms and conditions therein contained.

(B)	To facilitate the Licensee's fitting-out works at the Premises, the Licensor has agreed to grant and the Licensee has agreed to take a licence of the Premises for a term of three (3) months in the manners hereinafter appearing.

IT IS AGREED as follows:

1.	lnterpretation

In this Licence, unless the context otherwise requires or expressly provides, the following words shall have the following meanings respectively:

Commencement Date means the date of commencement of the licence herein created as set out in Part 1 of the Schedule hereto;

Building means YF LIFE CENTRE, No. 25 Jaffe Road and No. 38 Gloucester Road, Wanchai, Hong Kong;

Deed of Mutual Covenant means the Deed of Mutual Covenant (if any);

Government means the Government of the Hong Kong Special Administrative Region;

Licence Fee means the monthly licence fee (if any) as set out in Part 3 of the Schedule hereto payable by the Licensee to the Licensor in accordance with Clause 4 hereof exclusive of service charges and rates;

Licence Period means the licence period set out in Part 2 of the Schedule hereto;

Service Charges means the monthly management charges in respect of the Premises as set out in Part 3 of the Schedule;

Manager means the incorporated owners of the Building or the Manager of the Building from time to time appointed to manage the Building under the Deed of Mutual Covenant (if any); and

Premises means the licensed area as described in Part 4 of the Schedule hereto.

2.	The Licence

The Licensor shall subject to the payment of the Licence Fee (if any) and other payments in accordance with this Licence make available to the Licensee during the Licence Period the non-exclusive right to use the Premises Together with the right to use (in common with the Licensor and all others having the like right and subject to the Licensor's right to restrict such use) the entrances staircases landings passages pipes conduits risers ducts channels lifts and toilets in the Building in so far as the same are necessary for the proper use and enjoyment of the Premises.

3.	Licence Period

The Licence created under this Licence shall be for the Licence Period.

4.	Licence Fee etc.

4.1	The Licensee shall pay to the Licensor the Licence Fee (if any) and Service Charges upon signing of this Licence.

4.2	The Licensee shall pay and discharge all rates imposed by the Government on the Premises for the Licence period upon demand from the Licensor.

4.3	The Licensee shall punctually pay and discharge all deposits and charges in respect of the water, gas, electricity and other utilities consumed on the Premises.

5.	The Licensee's Obligations

The Licensee hereby agrees with the Licensor as follows:

(a)	to submit for the Licensor's approval the design, layout and draft plans of the Premises (such approval shall not be unreasonably withheld or delayed) and shall maintain the Premises in a good and clean condition (fair wear and tear, inherent and structural defects excepted) from time to time throughout the Licence Period to the reasonable satisfaction of the Licensor;

(b)	to observe obey and comply with such House Rules (if any) as may from time to time be made in accordance with the Deed of Mutual Covenant of the Building (if any);

(c)	to be responsible to the Licensor for the acts neglect omissions and default of all workmen, contractors, servants, employees, agents and invitees of the Licensee with regard to the exercise of the rights of the Licensee under this Licence and anything done or omitted in connection therewith;

(d)	to indemnify and keep the Licensor indemnified against all claims, demands, actions and proceedings brought by any person, firm or company against the Licensor arising out of or in connection with this Licence and against all loss, damages, costs or expenses paid or incurred by the Licensor as a result thereof;

(e)	not to cause or permit or suffer or permit to be produced on or in the Premises any sound or noise or vibration (including sound produced by broadcasting from television, radio or any apparatus or instrument capable of producing or reproducing music or sound or vibration) or other acts or things in or on the Premises which is or are or may be or become a nuisance or annoyance to any other tenants or occupier of the Building or any user or customer of the same or to the Licensor or which in the reasonable opinion of the Licensor may prejudicially affect the Premises or any other parts of the Building or any adjoining or adjacent premises;

(t)	not to place or leave or suffer or to permit to be placed or left any boxes, furniture, articles or rubbish at the entrances of or on any part of the staircases, passages or landings or other parts of the Building used in common with other tenants or occupiers thereof or otherwise encumber the same. Without prejudice to any other remedy it may have under this Licence, the Licensor or any of its servants or agents may without any prior notice to the Licensee remove any such obstruction and dispose of the same as it may in its absolute discretion think fit without incurring any liability therefor to the Licensee or any other person whomsoever and the Licensee shall pay to the Licensor forthwith on demand all costs and expenses incurred in connection with such removal;

(g)	not to do or permit or suffer to be done any act, deed, matter or thing whatsoever which amounts to a breach of any rule of law or legislation in Hong Kong or any of the terms, conditions and covenants under which the Building is held from the Government or of the Deed of Mutual Covenant of the Building (if any) and the Licensee shall keep the Licensor fully indemnified against any such breach;

(h)	not to use the Premises or any part thereof for any purpose other than as set forth in Part 5 of the Schedule hereto;

(i)	not to commence operation of its business unless and until all approval licence permit and consent required by any appropriate Government authorities and departments in connection with the Licensee's use and occupation of the Premises are obtained. The Licensee shall provide copies (certified as true by a director of the Licensee) of the relevant licence and approval for the Licensor's record;

(j)	not to make any erection, installation of equipment and accessories and other installations, fixture or addition whatsoever on or to the Premises without obtaining the Licensor's prior written approval (such approval shall not be unreasonably withheld or delayed) and if such prior written approval is given, such installations shall in all aspects comply with all relevant laws, regulations, practice directions and guidelines;

(k)	not to use the Premises as sleeping quarters or as domestic premises within the meaning of any Ordinance for the time being in force;

(l)	not to use the Premises for the manufacture of goods or merchandise or for the storage of goods or merchandise other than goods or merchandise reasonably required in connection with the Licensee's business carried on therein nor to keep or store or cause or permit or suffer to be kept or stored any extra hazardous or dangerous goods within the meaning of Dangerous Goods Ordinance and the regulations thereunder or any statutory modification or re-enactment thereof;

(m)	not to use or cause permit or suffer to be used any part of the Premises for gambling or for any illegal immoral or improper purpose or in anyway so as to cause nuisance inconvenience or damage or danger to the Licensor or the tenants or occupiers of the Building or to users and customers of the same; and

(n)	to perform and observe all its obligations under the Tenancy Agreement (except for payment of rent) as if they had been repeated in this Licence.

6.	Termination

6.1	Notwithstanding any provisions in this Licence, the Licence created under this Licence shall be terminated upon the Licensee committing breach of the terms of this Licence and failing to rectify such breach within seven (7) days from the date of receipt of the Licensor's written demand for want of rectification and it shall be lawful for the Licensor (as landlord) to terminate the Tenancy Agreement immediately by giving a notice of termination after the expiry of the 7-day period to the Licensee and thereupon this Licence and the Tenancy Agreement shall absolutely be determined and the deposit payable under the Tenancy Agreement shall be absolutely and fully forfeited to the Licensor (as landlord) under the Tenancy Agreement without prejudice to any right of action of the Licensor to claim against the Licensee all rent payable for the unexpired Term of the tenancy had the Tenancy Agreement not been terminated under this Clause, which, for the avoidance of doubt, the Licensee acknowledges that such payment is liquidated damages and not penalty.

6.2	The termination of this Licence for whatever reason shall be without prejudice to any right of action of the Licensor in respect of any outstanding breach or non-observance or non-performance of any of the agreements, stipulations, terms and conditions contained in this Licence and on the Licensee's part to be observed and performed.

6.3	Upon expiration or sooner termination of the Licence created under this Licence and unless the Tenancy Agreement shall continue to be effective and valid, the Licensee shall deliver the Premises to the Licensor in bare-shell and good condition reasonably satisfactory to the Licensor.

6.4	Notwithstanding anything herein contained to the contrary, the Licensee acknowledges and understands that the grant of this Licence is conditional upon the validity and subsistence of the Tenancy Agreement by the Licensee. The Licensee acknowledges and agrees that this Licence shall become automatically null and void upon rescission or cancellation of the Tenancy Agreement.

7.	Licence not a tenancy

7.1	It is hereby agreed and declared by the parties hereto that this Licence is not intended to confer and will not confer exclusive possession of the Premises upon the Licensee nor to create legal relationship of landlord and the tenant between the parties.

7.1	This Licence shall not be assigned, transferred, mortgaged, pledged or charged to or in favour of any third party.

7.2	The Licensee shall not do or permit or suffer to be done any act, deed, matter or thing whereby any person or persons not a party to this Licence obtains any right under this Licence.

8.	Exclusions

It is hereby further agreed that the Licensor shall not be liable or responsible for

(a)	any damage caused to any personal property;

(b)	the loss or theft of any article or thing on or left within the Premises;

(c)	any injury or damage to the Licensee or to its contractors, servants, employees, agents or invitees or to its or their property caused by

(i)	any defects, breakdown or malfunction or want of repair in or to any area of the Building or any facilities of the Building;

(ii)	any act neglect omission or default of the Licensor or of the contractors, servants, employees, agents or licensees of either of them;

(iii)	fire, flooding, the overflow or leakage of water or other calamities beyond the control of the Licensor

Unless the same is/are caused by the gross negligence and wilful neglect of the Licensor or its agent and the Licensee shall fully indemnify the Licensor against all claims actions and proceedings by third parties in respect of such damage loss or injuries caused by any act neglect omission or default of the Licensee or its contractors, servants, employees and agents Provided that nothing in this Clause shall be construed as imposing on the Licensor any duty to insure against any of the said liabilities.

9.	No Warranty

The Licensor hereby expressly declares that the Licensor does not warrant or guarantee that the Premises are fit for any particular kind of use or business or for the use or business to be carried out by the Licensee and the Licensee shall be responsible for the application of all necessary licences required for the operation of the kind of use or business or trade to be carried out by the Licensee at the Premises from all relevant bodies and/or Government departments and the Licensor shall not be in any way responsible for the non-issuance of any licences for whatever reasons.

10.	Notices

Any notice required to be given by one party to the other shall be sufficiently served on such other party by sending the same by prepaid post to or by facsimile or left at the last known address of such party in Hong Kong and shall be deemed to have been served (in the case of a notice sent by post) 1 day after the posting of the same and (in the case of a notice by facsimile) upon completion of transmission with full transmission report thereof and (in the case of a notice left at the address aforesaid) on the date of delivery of the same to such address.

11.	Stamp Duty and Costs

Each party shall bear its own costs in relation to the preparation approval completion and execution of this Licence. The adjudication fee and the stamp duty and registration fee (if any) on this Licence and its counterpart shall be borne by the parties hereto in equal shares.

12.	Entire Agreement

This Licence constitutes the entire agreement between the Licensor and the Licensee and no variation, amendment or modification of this Licence shall have effect unless it is in writing and signed by a duly authorised representative of each party.

13.	No Waiver

No relaxation forbearance delay or indulgence by either party in enforcing any of the terms and conditions of this Licence and the granting of time by either party to the other shall prejudice affect or restrict the rights and powers of that party hereunder nor shall any waiver by either party of any breach hereof operates as a waiver of or in relation to any subsequent or any continuing breach.

14.	Governing Law

This Licence shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region and each party hereby submits to the non-exclusive jurisdiction of the courts of the Hong Kong Special Administrative Region as regards any claims or matter arising under this Licence.

15.	Confidentiality

The Licensee agrees and undertakes with the Licensor that it will hold the information contained in this Licence in strict confidence and will not disclose, copy, reproduce or distribute any of it for any purpose or to any person (except to the Licensee's professional advisers or if required by law) or otherwise without the prior written consent of the Licensor (which may be withheld in the Licensor's absolute discretion). The Licensee agrees and undertakes with the Licensor that it will not register this Licensee at any registry (land or otherwise) in Hong Kong.

IN WITNESS whereof the parties hereto have executed this Licence the day and year first above written.

THE SCHEDULE

Part 1

Commencement Date:              28 August 2025

Part 2

Licence Period: commencing from the Commencement Date and expiring on 27 November 2025

Part 3

Licence Fee: HK$1.00

Service Charges: HK$19,616.00 per calendar month.

Rates: as demanded by the Government from time to time.

Part 4

The Premises: All Those Rooms 1604-5 on the 16th Floor of the Building.

Part 5

Office only.

EXECUTION

IN WITNESS whereof the parties hereto have executed this Licence on the date first above written.

SIGNED by

of Alvarez & Marsal Asia Limited in her capacity as one of the joint and several receivers and managers for and on behalf of the Licensor, PIONEER TIME INVESTMENT LIMITED (Receivers and Managers Appointed) and as its agent without personal liability in the presence of:

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SIGNED by	)
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for and on behalf of the Licensee in the presence of:	) )